INCORPORATION FOUNDATION

Informal translation

Draft dated 25 September 2013

On the ** day of September

two thousand and thirteen, appearing before me,

Martine Bijkerk, a civil-law notary in Amsterdam, is:

[Lawyer of HB based on POA]

acting pursuant to a written power of attorney from:

Symbid B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Utrecht (The Netherlands), having its place of business at (3016 BK) Rotterdam, Van Vollenhovenstraat 56 A 03 and registered with the Dutch trade register under number 52212343 ("Incorporator").

The Incorporator hereby declares to incorporate a foundation, which shall be governed by the following articles of association:

ARTICLES OF ASSOCIATION

Article 1. Name and seat

1.1.

The name of the foundation shall be:

Stichting Symbid IP Foundation.

1.2.

The foundation shall have its seat in Rotterdam.

Article 2. Objects, assets

2.1.

The objects of the foundation shall be:

a.

to hold, maintain, manage and operate intellectual property ("IP");

b.

to issue and operate one license for the use of the IP to (i) Symbid Holding B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Rotterdam (The Netherlands) or (ii) another legal entity established in The Netherlands, as well as to do all such things as are incidental or may be conducive to the above, all in the broadest sense.

The foundation shall not encumber or transfer the IP.

2.2.

The foundation’s assets shall consist of:

a.

remunerations to be received for its activities and its administration costs and other costs;

b.

subsidies, gifts and donations;

c.

assets acquired by inheritance or legacies; and

d.

any other receivables and benefits.

Article 3. Board

3.1.

The board shall consist of at least two members.

With due observance of the previous sentence, the number of members shall be determined by the board.

Symbid B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Utrecht (The Netherlands), or one of its managing directors and Symbid Corp., a Nevada (United States of America) corporation, with its corporate seat at [to be completed], United States of America, or one of its managing directors, shall at any time be a member of the board.

3.2.

The board (with the exception of the initial board, whose members shall be appointed to their positions) shall appoint from its midst a chairman, a secretary and a treasurer.

One person may hold more than one position.

3.3.

Board members shall be appointed by the board.

3.4.

In case of one or more vacancies arising in the board, the remaining board member(s) shall, within two months after the vacancy or vacancies arose, fill the same by appointing one or more successors.

In case of one or more vacancies in the board, the remaining board member(s) shall constitute a competent board.

3.5.

Board members shall receive no remuneration for their work.

Board members shall be entitled to reimbursement of the expenses incurred by them in the performance of their duties.

Article 4. Board meetings and resolutions

4.1.

Board meetings shall be held in a municipality in the Netherlands to be mentioned in the convening notice of the meeting.

4.2.

Meetings shall be held whenever deemed desirable by the chairman or if a written request to that effect, accurately stating the business to be transacted, is made to the chairman by one of the other board members.

In the event that the chairman fails to comply with such request in consequence whereof the meeting is not held within three weeks after the request was made, the member making the same shall himself be entitled to call a meeting with due observance of the formalities required.

4.3.

Subject as provided by article 4.3 the meeting shall be convened by the chairman by notice at least seven days in advance, not counting the day on which the meeting is convened and that on which it is held.

4.4.

Notices convening meetings shall, in addition to the place and time thereof, state the business to be transacted.

4.5.

So long as all board members in office are present at a board meeting, valid resolutions can be adopted on all subjects brought up for discussion, even if the requirements of the articles of association concerning the convening and holding of meetings have not been observed.

4.6.

Meetings shall be presided over by the chairman of the board; in his absence the meeting itself shall choose its chairman.

4.7.

Minutes of the business transacted at the meetings shall be kept either by the secretary, or by one of the other board members present if so requested by the chairman of the meeting.

The minutes shall be confirmed and signed by those who have acted as chairman and secretary at the meeting.

4.8.

Any board member can have himself represented at the meeting by a fellow board member on production of a written proxy judged satisfactory by the chairman of the meeting.

A board member can act as proxy for one other board member only.

4.9.

The board can also adopt resolutions without any meeting being held provided that all board members have declared themselves in writing (including by facsimile transmission, e-mail or any other means of electronic communication) in favour of the proposal.

The secretary of the board shall make a record of any resolution adopted in the aforementioned manner, adding the replies received; this record, co-signed by the chairman of the board, shall be annexed to the minutes.

4.10.

The board can only adopt valid resolutions by unanimous votes in a meeting where all the board members in office are present or represented, without the existence of any vacancies in the board.

Every board member shall have the right to cast one vote.

4.11.

All votes at the meeting shall be cast orally unless a ballot is demanded by a board member prior to the vote.

Ballots shall be held by unsigned, sealed papers.

4.12.

Blank votes shall be deemed votes not cast.

4.13.

The chairman's opinion concerning the result of a vote, expressed at the meeting, shall be decisive.

The same applies to the contents of any resolution adopted, in case the votes were cast on a resolution that was not laid down in writing.

If the correctness of the chairman's opinion is challenged immediately after it has been expressed, a new vote shall be held if demanded by a majority of the meeting or, if the original vote was not held by poll or ballot, by any member present and entitled to vote.

This new vote shall cancel the legal consequences of the original one.

Article 5. Power of the board

5.1.

The board shall be charged with the management of the foundation.

5.2.

The board shall have power to resolve to enter into any agreements for the acquisition, alienation and encumbering of registered property.

5.3.

The board shall be authorised to enter into any agreements whereby the foundation undertakes to become responsible for the debts of a third party or to agree that any of its assets are subject to attachment on execution for the debts of a third party.

Article 6. Representation

6.1.

The board represents the foundation to the extent that the contrary does not follow from the law. The authority to represent shall vest exclusively in the board.

6.2.

The board shall have power to give one or more board members, and third parties as well, a power of attorney to represent the foundation within the limits thereof.

Article 7. End of membership of the board; suspension

7.1.

Membership of the board shall terminate:

a.

by death;

b.

if a member loses the free control of his property;

c.

by resignation in writing;

d.

by removal on the ground of a board resolution, in which case the board member concerned cannot exercise any voting right; or

e.

by removal by the District Court in such cases as are provided for by the law.

7.2.

A board member may be suspended by the board on the ground of a board resolution, in which case the board member concerned cannot exercise any voting right. The total period of suspension, including any extensions, may last no longer than three months.

Article 8. Financial year and accounts

8.1.

The financial year of the foundation shall be concurrent with the calendar year.

8.2.

The board shall keep such account of the financial position of the foundation, and of everything concerning its activities in accordance with the requirements arising therefrom, and keep the books, records and other data carriers belonging to the accounts in such a way that the rights and obligations of the foundation can be known at all times.

8.3.

The board shall prepare and render the balance sheet and the statement of assets and liabilities of the foundation within six months after the end of the financial year.

8.4.

The board may resolve that the documents as referred to in articles 8.2 and 8.3 shall be audited by an expert to be appointed by the board prior to adoption thereof.

8.5.

The board shall keep the books, records and other data carriers as referred to in articles 8.2 and 8.3, for seven years.

Article 9. Board rules and regulations

9.1.

The board may adopt board rules and regulations, allocating management duties to one or more board members and regulating any such subjects as the board deems necessary or appropriate.

9.2.

The board rules and regulations shall not be inconsistent with the law or these articles of association.

9.3.

The board may at any time alter or cancel the board rules and regulations.

Article 10. Amendment of the articles of association

10.1.

The board may resolve to amend the articles of association.

10.2.

The amendment must be effected by a notarial deed, it otherwise being null and void.

Each board member shall be individually authorised to execute the deed concerned.

10.3.

Board members shall file a certified copy of the amendment and the amended articles of association with the trade register.

Article 11. Dissolution and liquidation

11.1.

The board may resolve to dissolve the foundation.

11.2.

After its dissolution the foundation shall continue to exist insofar necessary for the liquidation of its property.

11.3.

The liquidation shall be effected by the board, unless the board appoints another liquidator.

11.4.

During the liquidation the provisions of these articles of association shall remain effective as much as possible.

11.5.

The liquidation surplus shall be spent by the liquidator(s) as much as possible in accordance with the objects of the foundation.

11.6.

After the liquidation, the books, records and other data carriers of the dissolved foundation shall remain for seven years in the custody of the person(s) to be appointed for that purpose by the board.

11.7.

The provisions of the law shall apply to the dissolution and liquidation of the foundation.

Article 12. Final provision

12.1.

All cases not provided for by the law and these articles of association shall be decided by the board.

Article 13. Transitional provision

13.1.

The company's first financial year shall end on the thirty-first day of December two thousand and fourteen.

13.2.

This article will lapse as soon as the company's first financial year has ended.

CONCLUDING STATEMENTS

In closing, the person who appeared before me, acting in the capacity described above, stated that:

A.

Appointment first members of the board

The following legal entities have been appointed as the foundation's first members of the board:

-

Gastropoda Equus B.V., a private limited company, with its corporate seat in Rotterdam (The Netherlands), having its place of business at (3024 EJ) Rotterdam, Sint-Jobsweg 24 K, The Netherlands and registered with the Dutch trade register under number 52764540, in his capacity as chairman;

-

Arena Amnis B.V., a private limited company, with its corporate seat in Rotterdam (The Netherlands), having its place of business at (3024 XC) Rotterdam, Willem Buytewechstraat 123 B, The Netherlands and registered with the Dutch trade register under number 52764931, in his capacity as secretary and treasurer.

B.

Power of attorney

The above-mentioned power of attorney is evidenced by one (1) instrument annexed to the present deed.

CONCLUSION

The person appearing in connection with this deed is known to me, civil-law notary.

THIS DEED

is executed in Amsterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken cognisance of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, civil-law notary.